Exhibit 99.1

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines
 Phone:  808.835.3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Allyson Pooley
Integrated Corporate Relations
 Phone:  310.954.1100

apooley@icrinc.com

MEDIA CONTACT:

Keoni Wagner, VP Public Affairs

Hawaiian Airlines
 Phone:  808.838.6778

keoni.wagner@hawaiianair.com

Hawaiian Holdings Reports 2007 First Quarter Financial Results

•                              Operating revenue increased 1.5% to $215 million

•                              Hawaiian records industry leading load factor of 87.5%

•                              Cost cutting efforts continue resulting in a 5.5% decline in CASM excluding fuel

•                              Unrestricted cash, cash equivalents and short-term investments of $130.7 million at March 31, 2007 versus $114.5 million at year end 2006

HONOLULU – May 2, 2007 – Hawaiian Holdings, Inc. (AMEX and NYSE Arca: HA) (“Holdings” or “the Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported a consolidated net loss for the three months ended March 31, 2007 of $11.9 million, or $0.25 per basic and diluted share, on total operating revenue of $215.2 million.

“The first quarter saw a continuation of the same circumstances which weighed on our fourth quarter numbers.  Intense competition both across the Pacific and between the Islands of our State and some weakness in demand for travel to Hawaii all put downward pressure on our unit revenues.  Nonetheless, we succeeded in controlling our costs with our unit costs excluding fuel declining by 5.5% in the quarter,” commented Mark B. Dunkerley, the Company’s President and Chief Executive Officer.  “Additionally, we are pleased to report that on March 8th we introduced the third of our four 767-300EM aircraft into service following the completion of its modification and overhaul, and on March 16th, we resumed daily service between San Diego, California and Maui.”

Mr. Dunkerley continued, “We enjoyed some good and well-earned publicity from being ranked as the best U.S. airline in the annual Airline Quality Review, and I would like to express my thanks to the employees of Hawaiian whose hard work has earned this notable accolade.  While our business environment remains difficult, we continue to execute on our corporate strategy and expect to see our unit costs continue to decline in the second quarter.”

First Quarter Operating Results

The Company reported an operating loss of $16.1 million in the first quarter of 2007 compared to an operating loss of $4.6 million in the first quarter of 2006.  First quarter operating revenue was $215.2 million, a 1.5% increase compared to operating revenue in the first quarter of 2006.  Capacity for the quarter increased 14.0% year-over-year to 2.2 billion Available Seat Miles (ASMs), resulting in a Revenue per ASM (RASM) decrease of 11.0% to 9.96 cents.  First quarter load factor was essentially flat at 87.5%.  Passenger yield (passenger revenue per revenue passenger mile) declined 11.1%, to 10.37 cents from 11.66 cents in the first quarter 2006.

	3 Months Ended
	March 31,
	2007		2006		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	1,856.9		1,625.8		14.2%
Available seat miles (ASM) (a)	2,123.4		1,858.6		14.2%
Passenger revenue per RPM	10.37	¢	11.66	¢	(11.1)%
Passenger load factor (RPM/ASM)	87.4%		87.5%		(0.1	)pt

Total Operations:
Revenue passenger miles (RPM) (a)	1,890.7		1,660.6		13.9%
Available seat miles (ASM) (a)	2,161.1		1,896.2		14.0%
Passenger load factor (RPM/ASM)	87.5%		87.6%		0.1	pt
Operating Revenue per ASM (RASM)	9.96	¢	11.19	¢	(11.0)%
Operating Cost per ASM (CASM)	10.70	¢	11.43	¢	(6.4)%
CASM ex-fuel	7.96	¢	8.42	¢	(5.5)%

(a) In millions.

Total operating expenses for the first quarter of 2007 increased 6.8% to $231.3 million, resulting in an operating cost per available seat mile (CASM) of 10.70 cents, down 6.4% versus the same period a year ago on greater capacity.  CASM excluding fuel for the first quarter of 2007 was 7.96 cents, a 5.5% decrease versus the same quarter in the prior year.

Wages and benefit expense declined slightly versus a year ago to $58.0 million.  Maintenance, materials and repairs expense increased $8.3 million to $25.1 million.  The increase in maintenance expenses is primarily attributable to increased engine maintenance expenses, including higher power-by-the-hour (PBH) charges for engine maintenance due to an increase in block hours, the enrollment of additional engines into PBH programs relative to the year earlier period and higher per hour rates, as well as engine overhaul expenses related to a 767 engine not previously covered under a PBH arrangement.   Aircraft rent expense declined $3.2 million or 11.8% compared to the first quarter of 2006 as a result of the purchase in December of 2006 of three previously leased Boeing 767-300ER aircraft.

Jet fuel prices in the first quarter of 2007 declined relative to the first quarter of 2006, but remained at high by historical standards.  Aircraft fuel costs totaled $59.3 million and represented close to 26% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel in the first quarter was $1.94 (including taxes, delivery and hedging impacts), down 7.2%, compared to the first quarter of 2006, helping to offset a 14.2% increase in block hours reflecting additional operations by both the Boeing 717 and Boeing 767 fleets.  As a result of ongoing fuel consumption initiatives, Hawaiian’s first quarter fuel consumption per block hour declined approximately 2% relative to the year earlier period.

The Company reported a first quarter 2007 loss before income taxes of $19.8 million.  First quarter 2007 non-operating expenses totaled $3.7 million, as compared to non-operating expenses of $7.5 million in the first quarter of 2006.  Higher interest expense in the first quarter of 2007 resulting from the expansion of Hawaiian’s term loans and aircraft borrowings in 2006 was largely offset by lower expenses related to fuel hedging activities.  Additionally, the prior year period included $3.1 million of expense related to the term loan refinancing.

Liquidity, Capital Resources and Fuel Hedging:

•                  As of March 31, 2007, the Company had unrestricted cash, cash equivalents and short-term investments of $130.7 million, and $39.9 million in restricted cash.

•                  As of March 31, 2007, the Company’s debt included $110.5 million in two term loans at the Hawaiian level, $124.0 million in floating rate notes issued in conjunction with the acquisition of three previously leased Boeing 767-300 ER aircraft in December 2006 and additional notes payable of $20.6 million

•                  As of March 31, 2007, Hawaiian had entered into jet fuel forward contracts to hedge approximately 23% of its fuel requirements for the second quarter of 2007, and 4% and 1%, respectively, for the third and fourth quarters of 2007.  The Company’s current jet fuel hedge position is outlined in the table below:

	Average Settlement Price of Forward Contract	Gallons Hedged	Percentage of Quarterly Consumption Hedged
		(thousands)
Second Quarter 2007	$1.92	7,434	23%
Third Quarter 2007	$1.97	1,218	4%
Fourth Quarter 2007	$2.00	252	1%

First Quarter Highlights and Recent Events

•                  In late April, Hawaiian added Continental’s U.S. routes to its frequent flyer benefits. Hawaiian members are now able to earn and redeem HawaiianMiles anytime they fly Continental Airlines in the U.S., including Continental Express flights operated by ExpressJet Airlines and Chautauqua Airlines, as well as select Continental Connection flights operated by CommutAir.

•                  In early April, the U.S. Department of Transportation’s monthly Consumer Air Travel Report for February ranked Hawaiian #1 for on-time performance, fewest cancellations and fewest complaints.  Hawaiian was also ranked #3 for fewest misplaced bags.

•                  In early April, Hawaiian Airlines received the highest rating of any U.S. airline in the 2007 Airline Quality Rating report.  The comprehensive annual study, conducted by the University of Nebraska at Omaha Aviation Institute and the Wichita State University School of Business for the past 17 years, evaluated the nation’s 18 largest carriers using a weighted average of 15 elements in four major areas important to consumers when judging quality airline services.

•                  In late March, Hawaiian unveiled its next generation airline website.  The new evocative site offers consumers an unsurpassed level of personalized convenience to plan and book travel.

•                  On March 16th, Hawaiian Airlines resumed its daily nonstop year-round service connecting San Diego and Kahului, Maui.

•                  Effective February 16th, Hawaiian appointed Hoyt Zia as Senior Vice President, General Counsel and Corporate Secretary.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin later today (Wednesday, May 2, 2007) at 5:00 p.m., Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live broadcast, the call will be archived on Hawaiian’s investor website.

About Hawaiian Airlines

The nation’s top-ranked airline for service in the 2007 Airline Quality Ratings, Hawaiian also led all U.S. carriers in on-time performance for 2004, 2005 and 2006 (including a record 36 consecutive months from November 2003 to October 2006,) and in fewest misplaced bags for 2005 and 2006, as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure, and Zagat all rank Hawaiian as the top domestic airline serving Hawaii.

Now in its 78th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the second largest provider of passenger air service between the U.S. mainland and Hawaii. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (nine), as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX and NYSE Arca: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

# # #

Financial Tables Follow

Hawaiian Holdings, Inc.

Consolidated Statements of Operations (in thousands, except for per share data) (unaudited)

	Three Months Ended
	March 31,
	2007	2006

Operating Revenue:
Passenger	$192,557	$189,590
Cargo	6,990	8,088
Charter	2,403	2,274
Other	13,241	12,138
Total	215,191	212,090
Operating Expenses:
Aircraft fuel, including taxes and oil	59,294	56,962
Wages and benefits	57,997	58,169
Aircraft rent	24,140	27,358
Maintenance materials and repairs	25,062	16,772
Aircraft and passenger servicing	14,090	11,997
Commissions and other selling	13,384	12,904
Depreciation and amortization	10,226	6,764
Other rentals and landing fees	6,985	5,915
Other	20,143	19,843
Total	231,321	216,684
Operating Loss	(16,130)	(4,594)
Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(6,542)	(3,936)
Losses due to redemption, prepayment, extinguishment and modification of long-term debt and lease agreements	—	(3,072)
Interest income	2,821	2,429
Capitalized interest	909	299
Other, net	(848)	(3,234)
Total	(3,660)	(7,514)
Loss Before Income Taxes	(19,790)	(12,108)
Income tax expense (benefit)	(7,898)	184
Net Loss	$(11,892)	$(12,292)
Net Loss Per Common Stock Share:
Basic	$(0.25)	$(0.26)
Diluted	$(0.25)	$(0.26)
Weighted Average Number of Common Stock Shares Outstanding:
Basic	47,153	46,464
Diluted	47,153	46,464

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	3 Months Ended
	March 31,
	2007		2006
GAAP operating expenses	$231.3		$216.7
Aircraft fuel, including taxes and oil	59.3		57.0
Adjusted operating expenses	$172.0		$159.7

Available Seat Miles	2,161.1		1,896.2

CASM	10.70	¢	11.43	¢
Less aircraft fuel	2.74		3.01
CASM - ex-fuel	7.96	¢	8.42	¢